EXHIBIT 99.1

CONTACT:	STEPHEN THERIOT
(201) 587-1000

888 Seventh Avenue
New York, NY 10019

FOR IMMEDIATE RELEASE – December 14, 2016

Vornado Receives $192 Million and a

49.9% Interest in 85 Tenth Avenue

            NEW YORK….VORNADO REALTY TRUST (NYSE:VNO) announced that the entity that owns 85 Tenth Avenue has completed a $625 million refinancing of the property.  The indebtedness matures in December 2026 and has a weighted average interest rate of 4.55%.

            Out of the proceeds of the refinancing, Vornado received $192 million in repayment of its loans to the entity.  In 2007, Vornado made $50 million of 11% PIK mezzanine loans to the entity and in 2013 and 2014 funded an additional $23 million bringing its total investment to $73 million.

In connection with its initial investment, Vornado received the right to a 49.9% interest in the entity upon repayment of the mezzanine loans.  Accordingly, Vornado now owns a 49.9% interest in the entity that owns 85 Tenth Avenue.

In  conjunction  with  the  repayment,  in  the  fourth  quarter  Vornado  will  recognize  a financial statement gain of approximately $161 million and no tax gain.

85 Tenth Avenue is a 618,000 square foot Manhattan office building located on the border of the West Chelsea and Meatpacking Districts, directly across the street from Chelsea Market and The High Line, with direct Hudson River views.  The principal tenants at 85 Tenth Avenue  include  Google,   General   Services   Administration,   Telehouse   International,   L-3 Communications, Moet Hennessy USA, Del Posto and Toro NYC Restaurant.  The property is 100% leased.

            Vornado Realty Trust is a fully integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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